As filed with the Securities and Exchange Commission on December 5, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cowen Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1702964 (I.R.S. Employer Identification Number)

1221 Avenue of Americas
New York, New York 10020
(646) 562-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Kevin McCarthy

General Counsel

Cowen Group, Inc.

1221 Avenue of Americas
New York, New York 10020
(646) 562-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Meredith B. Cross
Erika L. Robinson
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Telephone:  (202) 663-6000
Telecopy:  (202) 663-6363

                Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

                If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

                If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

                If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,382,608	$10.895	$15,063,514	$463

(1)                                  Pursuant to Rule 416(b), this Registration Statement also relates to such indeterminate number of additional shares of the Registrant’s common stock as may be issued from time to time by reason of stock splits, stock dividends or similar transactions.

(2)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq Global Market on November 30, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 5, 2007

PROSPECTUS

1,382,608 Shares

Cowen Group, Inc.

Common Stock

This prospectus relates to the offer and sale from time to time of shares of our common stock held by SG Americas Securities Holdings, Inc.

We will not receive any proceeds from the sale of the shares.

SG Americas Securities Holdings, Inc., or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  See “Plan of Distribution.”

Our common stock is traded on the Nasdaq Global Market under the symbol “COWN.”  On November 30, 2007, the closing sale price of the common stock on Nasdaq was $10.73 per share.  You are urged to obtain current market quotations for the common stock.

Our business and an investment in our common stock involves significant risks.  These risks are described under the caption “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2007.

Unless the context otherwise requires, references in this prospectus to “Cowen,” “we,” “us,” and “our” refer to Cowen Group, Inc. and its subsidiaries.  The Cowen and Company, LLC logo and the other trademarks, tradenames and service marks of Cowen and Company, LLC mentioned in this report, including Cowen and Company, LLC, are the property of Cowen Group, Inc.

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from that information.  The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

COWEN GROUP, INC.

We are an investment bank dedicated to providing superior research, sales and trading and investment banking services to companies and institutional investor clients primarily in the healthcare, technology, media and telecommunications, alternative energy, consumer and aerospace and defense sectors. We use a team-based approach to deliver customized solutions to our clients, and we provide our clients with frequent and consistent interaction with our senior professionals. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand.

Our firm has a rich history beginning with the founding of Cowen in 1918 in New York City as a bond brokerage firm and continuing to our current position as an investment bank focused on key sectors of the economy. In 1998, our firm was acquired by Société Générale, one of the largest financial services firms in Europe. On July 12, 2006, following the transfer by SG Americas Securities Holdings, Inc. of all of its interest in Cowen and Company, LLC and Cowen International Limited to us in exchange for 12,899,900 shares of our common stock, we again became an independent company as a result of our initial public offering (IPO). All of the shares sold in our IPO were held by SG Americas Securities Holdings, Inc.  The shares covered by this prospectus are shares that were held by SG Americas Securities Holdings, Inc. prior to the IPO and represent the balance of the shares owned by SG Americas Securities Holdings, Inc. following the consummation of the IPO.

Cowen Group, Inc.’s principal executive offices are located at 1221 Avenue of Americas, New York, New York 10020, our telephone number at that address is (646) 562-1000 and our Internet address is http://www.cowen.com.  The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document.  Our website address is included as an inactive textual reference only.

THE OFFERING

Common stock offered by selling stockholder	1,382,608 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Nasdaq Global Market symbol	COWN

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before purchasing our common stock.  The risks and uncertainties described below are not the only ones facing our company.  Additional risks and uncertainties may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer.  In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We focus principally on specific sectors of the economy, and deterioration in the business environment in these sectors or a decline in the market for securities of companies within these sectors could materially adversely affect our business.

We focus principally on the healthcare, technology, media and telecommunications, alternative energy, consumer and aerospace & defense sectors of the economy. Therefore, volatility in the business environment in these sectors or in the market for securities of companies within these sectors could substantially affect our financial results and the market value of our common stock. The business environment for companies in these sectors has been subject to substantial volatility, and our financial results have consequently been subject to significant variations from year to year. The market for securities in each of our target sectors may also be subject to industry-specific risks. For example, changes in policies of the United States Food and Drug Administration, along with changes in Medicare and government reimbursement policies, may affect the market for securities of healthcare companies.

As an investment bank focused principally on specific growth sectors of the economy, we also depend significantly on private company transactions for sources of revenues and potential business opportunities. Most of these private company clients are initially funded and controlled by private equity firms. To the extent the pace of these private company transactions slows or the average size declines due to a decrease in private equity financings, difficult market conditions in our target sectors or other factors, our business and results of operations may be adversely affected.

Underwriting and other capital raising transactions, strategic advisory engagements and related trading activities in our target sectors represent a significant portion of our business. This concentration of activity exposes us to the risk of substantial declines in revenues in the event of downturns in these sectors. For example, from 2004 to 2005, the sectors in which we operate experienced a significant drop in the total amount of public equity capital raised. Total public equity capital raised in our sectors fell from $78.0 billion in 2004 to $60.3 billion in 2005, a decrease of 23%. The total number of transactions also fell significantly, from 466 transactions in 2004 to 331 transactions in 2005, a decrease of 29%. Any future downturns in our target sectors could materially adversely affect our business and results of operations.

Our financial results may fluctuate substantially from period to period, which may impair our stock price.

We have experienced, and expect to experience in the future, significant periodic variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client’s or counterparty’s business. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on growth companies in the healthcare, technology, media and telecommunications, alternative energy, consumer and aerospace & defense sectors as the market for securities of these companies has experienced significant variations in the number and size of equity offerings. Recently, more companies initiating the process of an initial public offering are simultaneously exploring merger and acquisition exit opportunities. Our investment banking revenues would be adversely affected in the event that an initial public offering for which we are acting as an underwriter is preempted by the company’s sale if we are not also engaged as a strategic advisor in such sale.

As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Our ability to retain our senior professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations.

Our people are our most valuable resource. Our ability to obtain and successfully execute the business mandates that generate a significant portion of our revenues depends upon the reputation, judgment, business generation capabilities and project execution skills of our senior professionals. Our employees’ reputations and relationships with our clients are a critical element in obtaining and executing client engagements. We encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds and private equity funds. From time to time, we have experienced departures of investment banking, sales and trading, research and other professionals. Losses of key personnel may occur in the future. In addition, if any of our bankers or executive officers were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services.

Pricing and other competitive pressures may impair the revenues of our sales and trading business.

We derive a significant portion of our revenues from our sales and trading business, which accounted for approximately 46% of our revenues in 2006 and 60% of our revenues for the nine months ended September 30, 2007. Along with other firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. We expect pricing pressures in the business to continue. Decimalization in securities trading, introduced in 2000, has also reduced revenues and lowered margins within the equity sales and trading divisions of many firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. As we are committed to maintaining and improving our comprehensive research coverage in our target sectors to support our sales and trading business, we may be required to make substantial investments in our research capabilities. If we are unable to compete effectively in these areas, the revenues of our sales and trading business may decline, and our business and results of operations may be adversely affected.

Our sales and trading and research businesses may be adversely affected by changes in laws and regulations and industry practices.

Changes in laws and regulations governing sales and trading and research activities could adversely affect our results of operations. The staff of the Securities and Exchange Commission (SEC) has indicated that it is considering rulemaking in this area, and we cannot predict the effect that such rulemaking may have on our sales and trading business.

Changes in industry practices may also adversely affect our results of operations. Historically, our clients have paid us for research through commissions on trades. In 2005, the large fund manager Fidelity Investments entered into arrangements with certain financial institutions of which it is a client, pursuant to which Fidelity Investments agreed to pay separately for trading and research services, a process known as “unbundling.” Previously, Fidelity Investments had, like other fund managers, paid for research from those financial institutions through the commissions that it had paid to those financial institutions for trading services. As a result of unbundling, the financial institutions will charge lower commissions per trade but will receive separate compensation for research that they provide to Fidelity Investments.

We are a party to unbundling arrangements with several institutional investors. We may enter into additional unbundling arrangements in the future. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. Furthermore, we cannot predict the consequences on our business of these arrangements, nor can we predict the impact on our business if unbundling develops as an industry trend.

If unbundling becomes prevalent, more of our sales and trading clients may pay us separately for our research. If they do, there can be no assurance that our revenues from these clients will not decrease from current levels. If our clients wish to purchase sales and trading and research services separately, there can be no assurance that we will be able to market our services on that basis as effectively as some of our competitors, in which case our business could be adversely affected.

We face strong competition from larger firms.

The research, sales and trading and investment banking industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in some of our businesses, including trading commissions and spreads in our sales and trading business. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple bookrunners, co-managers and financial advisors, could adversely affect our revenues.

We are a relatively small investment bank. Many of our competitors in the research, sales and trading and investment banking industries have a broader range of products and services, greater financial resources, larger customer bases, greater name recognition and marketing resources, a larger number of senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the research, sales and trading and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the research, sales and trading and investment banking industries. In addition, a number of large commercial banks and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do which may enhance their competitive position. They also have the ability to support their investment banking groups with commercial banking and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide debt financing has become an important advantage for some of our larger competitors. We do not provide debt financing and are just beginning to develop debt arrangement capabilities, and therefore we may be unable to compete as effectively for clients in a significant part of the investment banking market. If we are unable to compete effectively with our competitors, our business and results of operations will be adversely affected.

We have incurred losses in recent periods and may incur losses in the future.

We have incurred losses in several recent periods and also recorded net losses in certain quarters within other fiscal years. We may incur losses in any of our future periods. From 1998 until our IPO in July 2006, most of our funding requirements were met through contributions from Société Générale. Société Générale no longer has any reason to contribute funds to us. If we are unable to raise funds to finance future losses, those losses may have a significant effect on our liquidity as well as our ability to operate.

In addition, we may incur significant expenses in connection with any expansion, strategic acquisition or investment. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

As a result of our separation from Société Générale and our becoming a public company, certain of our expenses increased. For example, in 2006, we entered into an amended lease with Société Générale for our New York headquarters at an increased cost. In addition, our effective tax rate in 2006 increased because our U.S. business had operating income without the benefit of net operating loss carryforwards to offset federal and most state and local income taxes.  Our effective tax rate increased again in 2007, our first full year as an independent public company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business and results of operations would likely be adversely affected.

Larger and more frequent capital commitments in our trading and underwriting businesses increase the potential for significant losses.

There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. We anticipate participating in this trend and, as a result, we will be subject to increased risk as we commit capital to facilitate business. Furthermore, we may suffer losses as a result of the positions taken in these transactions even when economic and market conditions are generally favorable for others in the industry.

We may enter into large transactions in which we commit our own capital as part of our trading business to facilitate client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. Market fluctuations may also cause us to incur significant losses from our trading activities. To the extent that we own assets, i.e., have long positions, a downturn in the value of those assets or in the markets in which those assets are traded could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

In the event we require additional capital for our business or to fund losses, we will need to seek such capital through the sale of additional common stock, the issuance of debt securities, or through other debt financings.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Cowen and Company, LLC, our U.S. broker-dealer subsidiary, is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Cowen International Limited, our registered U.K. broker-dealer subsidiary, is subject to the capital requirements of the U.K. Financial Services Authority. Any failure to comply with these capital requirements could impair our ability to conduct our business.

Our operations and infrastructure may malfunction or fail.

Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

We have outsourced certain aspects of our technology infrastructure including data centers, disaster recovery systems, and wide area networks, as well as some trading applications. We are dependent on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations and results. However, there can be no guarantee that future material disruptions with these providers will not occur.

We also face the risk of operational failure of or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may affect, among other things, our financial, accounting or other data processing systems. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations in New York City, Boston, San Francisco and London work in close proximity to each other. Although we have a formal disaster recovery plan in place, if a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement successfully contingency plans that depend on communication or travel.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Strategic investments or acquisitions and joint ventures, or our entry into new business areas, may result in additional risks and uncertainties in our business.

We have grown and intend to continue to grow our core businesses both through internal expansion and through strategic investments, acquisitions or joint ventures. When we make strategic investments or acquisitions or enter into joint ventures, we expect to face numerous risks and uncertainties in combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In January 2006, we entered into a venture with two of our employees to hold a minority interest in Cowen Quantitative Strategies LLC, a market neutral statistical arbitrage proprietary trading program. Our participation in this venture, and any other ventures that we may enter into, may subject us to additional risks and uncertainties because we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. Conflicts or disagreements between us and the other members of a venture may negatively impact our businesses. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our common stock, which may dilute our stockholders’ ownership of our firm. Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

•                  problems with the effective integration of operations;

•                  inability to maintain key pre-acquisition business relationships;

•                  increased operating costs;

•                  exposure to unanticipated liabilities; and

•                  difficulties in realizing projected efficiencies, synergies and cost savings.

 At the end of 2006 we announced our entry into asset management services, and in early 2007, we expanded our asset management activities through the formation of Cowen Healthcare Royalty Partners.  In the beginning of 2007, we also expanded our sector coverage into alternative energy and aerospace & defense. Our expansion into these areas, as well as our further expansion into merchant banking, will require significant resources and/or may result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our ability to report our financial results timely and accurately and on our stock price.

We are in the process of testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. We are required to complete our initial assessment by the filing of our Form 10-K for the year ended December 31, 2007. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet this deadline. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control system could cause us to suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in our stock price.

After we had included our combined financial statements for the years ended December 31, 2005, 2004 and 2003 in the initial filing with the SEC of our registration statement in connection with our IPO, we determined that our combined financial statements contained certain misstatements. The restatement of our combined financial statements increased cumulative net income for the five-year period ended December 31, 2005 by $18.0 million, decreased group equity at December 31, 2005 by $1.0 million, and increased both cumulative cash provided by operating activities and cumulative cash used in financing activities for the three-year period ended December 31, 2005 by $283.3 million. While management does not believe the restatement was a result of a material weakness in our internal controls, there can be no assurance as to the effect of the restatement on an assessment of our internal controls and there can be no assurance that other misstatements will not occur in our annual or interim financial statements in the future.

Risks Related to Our Separation from Société Générale

Certain of our oversight and control functions have been performed in the past by Société Générale and we may be unsuccessful in performing such functions, which may leave us exposed to unidentified or unanticipated risks.

Prior to our IPO in July 2006, certain of our oversight and control functions were provided by Société Générale. In connection with our IPO we created our own oversight and control functions. If we were unsuccessful in the implementation of these oversight and control functions we may be exposed to unidentified or unanticipated risks. For example, prior to our IPO, significant aspects of our risk management policies and procedures were performed by Société Générale. As a result of our IPO, we reevaluated and developed our own risk management policies and procedures and have hired employees to develop and administer these policies. However, our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. For example, we are exposed to the risk that third parties who owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Although we periodically review our credit exposures, default risk may arise from events or circumstances that are difficult to detect or foresee. There can be no assurance that our stand-alone risk management policies and procedures will be successful in detecting or addressing these risks.

Our historical financial results as a part of Société Générale may not reflect what our results would have been as a separate, stand-alone entity.

The historical financial information we have included or incorporated by reference in this prospectus may not reflect what our results of operations, financial condition and cash flows would have been had we been an independent company during the periods presented. This is primarily a result of the following factors:

•                                          Since we did not operate, and Société Générale did not account for us, as a separate, stand-alone entity for the historical periods prior to our IPO, we made adjustments and allocations in preparing our financial statements, including in respect of the costs and expenses of various general and administrative services provided by Société Générale to our business, and the assumptions underlying those adjustments and allocations may not prove to be accurate.

•                                          As part of Société Générale, we received the benefit of lower costs due to economies of scale, shared services and increased purchasing power with vendors due to the size of the overall organization.

•                                          Our effective tax rates for the years ended December 31, 2006, 2005, and 2004 were 10.7%, 8.7%, and 3.3%, respectively. Our effective tax rate for 2006 was relatively low due to a net reversal in the valuation allowance primarily due to payments of deferred compensation arrangements related to our IPO and pre-IPO amortization of goodwill. Our low effective tax rates in 2005 and 2004 were primarily attributable to continued net operating losses for tax purposes, which were retained by Société Générale following our separation. As a result, we expect our effective tax rate to be 40% for the year ending December 31, 2007.

Accordingly, to the extent that our historical financial information is not reflective of what our results of operations, financial condition and cash flows would have been had we been an independent company during the periods presented, that historical financial information will not be a reliable indicator of what our results of operations, financial condition and cash flows will be in the future.

Risks Related to Our Industry

Difficult market conditions could adversely affect our business in many ways.

Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business, from which we have historically generated a significant portion of our revenues. Industry-wide declines in the size and number of underwritings and mergers and acquisitions also would likely have an adverse effect on our revenues. In addition, reductions in the trading prices for equity securities also tend to reduce the dollar value of investment banking transactions, such as underwriting and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. As we may be unable to reduce expenses correspondingly, our profits and profit margins may decline.

Increases in regulation of the capital markets may have an adverse impact on our business.

Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC and the Financial Industry Regulatory Authority (FINRA) to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act and the corporate governance rules imposed by self-regulatory organizations may divert companies’ attention away from capital markets transactions. In particular, companies that are or are planning to become publicly traded are incurring significant expenses and are allocating significant resources in order to comply with the SEC standards relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to recently adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been subject to an increasingly regulated environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the New York Stock Exhange, Inc., FINRA and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subjected to limitations or conditions on our business activities. In addition, we could incur significant expense associated with compliance with any such legislation or regulations or the regulatory and enforcement environment generally. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously affect our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts, which have drawn scrutiny from the SEC and other federal and state regulators. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny, which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms. While we have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures, appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

As an investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Although our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and/or adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

In connection with our separation from Société Générale, we entered into an Indemnification Agreement with Société Générale, wherein, among other things, Société Générale agreed to indemnify us for all liability arising out of all known, pending or threatened litigation (including the cost of such litigation) and arbitrations and certain known regulatory matters, in each case, that existed prior to the date of our IPO. Société Générale, however, will not indemnify us, and we will instead indemnify Société Générale, for most litigation, arbitration and regulatory matters that may occur in the future but were unknown at the time of our IPO and certain known regulatory matters. See “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Employee misconduct could harm us and is difficult to detect and deter.

It is not always possible to deter employee misconduct. The precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees. For example, the misconduct of Frank Gruttadauria and Guillaume Pollet, as described in “Legal Proceedings,” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007 and September 30, 2007, resulted in substantial financial costs for internal investigations and in defending against (and, in the Gruttadauria matter, in resolving) private damages claims and regulatory investigations. Both matters were the subject of numerous articles in the financial press and in other publications that mentioned us by name. The harm to our reputation and to our business caused by such matters is impossible to quantify. For information on our treatment of litigation expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Risks Related to Our Shares

Provisions of our organizational documents may discourage an acquisition of us.

Our organizational documents contain provisions that impede the removal of directors and may discourage a third party from making a proposal to acquire us. Our board is classified, and directors may only be able to be removed for cause and by the affirmative vote of at least 80% of our then-outstanding capital stock entitled to vote. Our board has the ability to take defensive measures that could impede or thwart a takeover such as, under certain circumstances, adopting a poison pill, or causing us to issue preferred stock that has greater voting rights than the common stock. If a change of control or change in management that stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline.

Our directors, executive officers and other employees have significant influence over matters requiring stockholder approval, which could delay or prevent a change of control.

Our directors, executive officers and other employees beneficially own approximately 19% (24% assuming all stock options outstanding as of September 30, 2007 have been converted to shares) of our common stock. In addition, we will continue to use equity as a component of our compensation program, which will result in our employees owning a greater percentage of our outstanding common stock. Consequently, our directors, executive officers and other employees, to the extent their interests are aligned, collectively may be able to significantly influence matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. In addition, these stockholders could exercise their influence in a manner that is not in the best interest of our other stockholders.

Future sales of our common stock could cause our stock price to decline.

Sales of substantial amounts of common stock by our employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.  As of November 30, 2007, Société Générale was one of our largest stockholders, owning 9.08% of our common stock. Pursuant to an agreement we entered into with Société Générale in connection with our separation (the Stockholders Agreement), we provided Société Générale registration rights and we have registered for resale all of its shares pursuant to the registration statement of which this prospectus forms a part. If Société Générale sells a significant amount of its shares or otherwise disposes of a significant amount of its shares, the market price of our common stock may decline.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the development and growth of our business. We, therefore, do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act).  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.  Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

We are filing a registration statement, of which this prospectus is a part, under our contractual obligation to the selling stockholder named in the section entitled “Selling Stockholder.”  We will not receive any proceeds from the sale of shares offered pursuant to this prospectus.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for the brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares.  The selling stockholder will also bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

                                                The selling stockholder listed in the table below has held the shares offered pursuant to this prospectus since before our IPO.  For information on our relationship with the selling stockholder and related person transactions involving the selling stockholder and its parent Société Générale, including those relating to our separation from the selling stockholder and certain contractual arrangements with the selling stockholder, please refer to the section entitled “Certain Relationships and Related Transactions” in our Definitive Proxy Statement dated April 30, 2007 and to the notes to our audited and unaudited Consolidated Financial Statements that have been incorporated in this prospectus by reference.

                                                In connection with our IPO, we granted certain registration rights to the selling stockholder.  The following table sets forth, to our knowledge, certain information about the selling stockholder as of November 30, 2007 and is based on 15,221,259 shares outstanding as of that date.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock.  To our knowledge, the selling stockholder has sole voting and investment power with respect to its shares of common stock.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number	Percentage		Number	Percentage
SG Americas Securities Holdings, Inc.	1,382,608	9.08%	1,382,608	0	0.00%

(1)                                  We do not know when or in what amounts the selling stockholder may offer shares for sale.  The selling stockholder might not sell any or all of the shares offered by this prospectus.  Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

PLAN OF DISTRIBUTION

                                                The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the selling stockholder after the date of this prospectus as a result of a gift, pledge, distribution or other transfer (each of whom shall also be considered a selling stockholder for purposes of this prospectus), may offer and sell the shares covered by this prospectus from time to time on any stock exchange on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that the selling stockholder will sell all or any portion of the shares offered hereby.  We will not receive any proceeds from the sale of shares by the selling stockholder.

                                                The selling stockholder may offer and sell the shares covered by this prospectus by one or more of the following methods, including, without limitation:

•                                          block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•                                          ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                                          “at the market” transactions to or through market makers or into an existing market for our common stock;

•                                          in privately negotiated transactions;

•                                          short sales;

•                                          in options, swaps or other derivative transactions that may or may not be listed on an exchange;

•                                          one or more underwritten offerings on a firm commitment or best efforts basis; or

•                                          any combination of the above.

                                                The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell shares acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

                                                From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares covered by this prospectus.  The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders for purposes of this prospectus. In addition, the selling stockholder may, from time to time, sell shares short and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.  The number of the selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions, but the plan of distribution for the selling stockholder’s shares will otherwise remain unchanged.

                                                To the extent required under the Securities Act, the aggregate amount of the selling stockholder’s shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offering will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the selling stockholder’s shares, for whom they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

                                                Any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

                                                The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

                                                The selling stockholder and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the securities.

                                                The selling stockholder may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

                                                We will make copies of this prospectus available to the selling stockholder and any of its successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

                                                We have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act.  The selling stockholder may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                                In order to comply with the securities laws of certain states, if applicable, the shares offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                                To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007, as amended by the Form 10K/A, filed on July 17, 2007, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.  Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) after the date of this prospectus and prior to the sale of all the shares covered by this prospectus:

(1)                                 Our Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 30, 2007, as amended by the Form 10-K/A filed on July 17, 2007;

(2)                                 Our Current Reports on Form 8-K filed April 19, 2007, April 26, 2007, June 11, 2007 and November 16, 2007;

(3)                                 Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 15, 2007;

(4)                                 Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 10, 2007;

(5)                                 Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed on November 13, 2007;

(6)                                 Our Definitive Proxy Statement on Schedule 14A dated April 30, 2007;

(7)                                 Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(8)                                 The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 13, 2006.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement.  Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, and all other reports we file with the SEC, as soon as reasonably practicable after we electronically file these reports with the SEC. You may also request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Cowen Group, Inc.

1221 Avenue of Americas
New York, New York 10020

Attention:  Company Secretary

Telephone:  (646) 562-1000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by SG Americas Securities Holdings, Inc., in accordance with the terms of the Stockholders Agreement.  All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$463
Legal fees and expenses	40,000
Accounting fees and expenses	18,479
Miscellaneous expenses	—
Total expenses	$58,942

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above, or defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the DGCL.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.  In addition, our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify, and upon request may advance expenses to, any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or in testate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim.  However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•                  any breach of the director’s duty of loyalty to our company or our stockholders;

•                  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•                  any transaction from which the director derived an improper personal benefit.

Any repeal or modification of these provisions of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

We have insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

We have entered into indemnification agreements with each of our directors under which we agreed to indemnify each of them against: (a) expenses, judgments, and settlements paid in connection with third-party claims and (b) expenses and settlements paid in connection with claims on our behalf, in each case provided that the director acted in good faith.  In addition, we agreed to indemnify each director to the extent permitted by DGCL against all expenses, judgments, and amounts paid in settlement unless the director’s conduct constituted a breach of his or her duty of loyalty to the stockholders.  Subject to the director’s obligation to pay us in the event that he or she is not entitled to indemnification, we will pay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

Item 16.  Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 24, 2006 (File No. 000-52048)).

4.2	By-laws of the Registrant (incorporated by reference from our Current Report on Form 8-K filed November 16, 2007 (File No. 000-52048)).

4.3	Specimen common stock certificate (incorporated by reference from Exhibit 4.1 to Form S-1/A, filed June 12, 2006 (File No. 333-132602)).

4.4

Stockholders Agreement between SG Americas Securities Holdings, Inc. and Cowen Group, Inc. (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 24, 2006 (File No. 000-52048)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).

24.1	Powers of Attorney (contained in the signature pages to this registration statement).

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)          That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 5, 2007.

COWEN GROUP, INC.

By:	/s/ Kim S. Fennebresque
Kim S. Fennebresque
Chairman, Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Kim S. Fennebresque, Thomas K. Conner and Christopher A. White, and each one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement under the Securities Act of 1933 in connection with or related to the offering contemplated by this Registration Statement and any registration statement relating to this Registration Statement under Rule 462(b), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kim S. Fennebresque	Chairman, Chief Executive Officer and President (Principal Executive Officer)	December 5, 2007
Kim S. Fennebresque

/s/ Thomas K. Conner	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 5, 2007
Thomas K. Conner

/s/ Jeffrey Kurzweil	Director	December 5, 2007
Jeffrey Kurzweil

/s/ Philip B. Pool, Jr	Director	December 5, 2007
Philip B. Pool, Jr.

/s/ L. Thomas Richards	Director	December 5, 2007
L. Thomas Richards

/s/ John E. Toffolon, Jr.	Director	December 5, 2007
John E. Toffolon, Jr.

/s/ Charles W.B. Wardell, III	Director	December 5, 2007
Charles W.B. Wardell, III

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 24, 2006 (File No. 000-52048)).

4.2	By-laws of the Registrant (incorporated by reference from our Current Report on Form 8-K filed November 16, 2007 (File No. 000-52048)).

4.3	Specimen common stock certificate (incorporated by reference from Exhibit 4.1 to Form S-1/A, filed June 12, 2006 (File No. 333-132602)).

4.4

Stockholders Agreement between SG Americas Securities Holdings, Inc. and Cowen Group, Inc. (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 24, 2006 (File No. 000-52048)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).

24.1	Powers of Attorney (contained in the signature pages to this registration statement).